UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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WESTELL TECHNOLOGIES, INC.

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WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

(630) 898-2500

Notice of Annual Meeting of Stockholders

September 18, 2008

Dear Stockholders:

The Annual Meeting of Stockholders of Westell Technologies, Inc. (the “Company”) will be held at the Hilton Lisle, 3003 Corporate West Drive, Lisle, Illinois, 60532 on Thursday, September 18, 2008 at 10:00 a.m. Central Daylight Time for the following purposes:

1.	To elect six directors;

2.	To vote upon a proposal to amend the Westell Technologies, Inc. Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan by 200,000 shares;

3.	To vote upon a proposal to ratify the appointment of independent auditors; and

4.	Any other matters that properly come before the meeting.

The Board of Directors has fixed the close of business on July 25, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

Amy T. Forster

Secretary

July 29, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

___________

Proxy Statement

Annual Meeting of Stockholders to be held September 18, 2008

___________

To the Stockholders of

WESTELL TECHNOLOGIES, INC.:

This Proxy Statement is being mailed to stockholders on or about August 14, 2008, and is furnished in connection with the solicitation by the Board of Directors of Westell Technologies, Inc. of proxies for the Annual Meeting of Stockholders to be held at the Hilton Lisle, 3003 Corporate West Drive, Lisle, Illinois 60532, on Thursday, September 18, 2008 at 10:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. If no directions are specified on a duly submitted Proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the six directors nominated by the Board, FOR Proposal No. 2, FOR Proposal No. 3 and in accordance with the discretion of the persons appointed as proxies on any other matter properly brought before the meeting. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company or by attending the meeting and voting in person.

A majority of the outstanding voting power of our Class A Common Stock and Class B Common Stock entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. A quorum is needed for any proposal to be adopted.

The affirmative vote of the holders of a plurality of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, and represented in person or by proxy at the meeting is required for the election of directors. The affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, represented in person or by proxy at the meeting is required to approve the amendment to the Employee Stock Purchase Plan and to ratify the appointment of the independent auditors.

Shares represented by proxies which are marked “abstain” or to deny discretionary authority on any matter will be treated as shares present and entitled to vote and will have the same effect as votes against any such matters. Broker “non-votes” and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting. Broker “non-votes” will have no effect on the outcome of the election of directors, approval of the amendment to the Employee Stock Purchase Plan, or the ratification of the appointment of independent auditors. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

With regard to approving any other proposal submitted to a vote at the meeting, the affirmative vote of holders of a majority of the voting power of the Company presented in person or by proxy at the meeting is required. Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone.

The Annual Report to Stockholders on Form 10-K for fiscal year ended March 31, 2008 (“fiscal 2008”) accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company at the address of the corporate headquarters indicated above.

Only holders of record of our Class A Common Stock or Class B Common Stock at the close of business on July 25, 2008 are entitled to vote at the meeting. As of July 25, 2008, we had outstanding 56,568,074 shares of Class A Common Stock and 14,741,872 shares of Class B Common Stock, and such shares are the only shares entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to four votes on each matter to be voted upon at the meeting.

CORPORATE GOVERNANCE

Board Committees

The Board of Directors has a standing Audit, Compensation and Nominating Committee. The members of the committees during fiscal 2008 are identified in the following table.

Director	Audit	Compensation	Nominating

John W. Seazholtz		Member	Chair
Paul A. Dwyer	Member	Chair
Eileen A. Kamerick	Chair		Member
Robert C. Penny III		Member
Roger L. Plummer	Member	Member	Member

The Board of Directors held sixteen meetings during fiscal 2008. All directors attended at least 75% of the aggregate number of such meetings and of meetings of Board committees on which they served in fiscal 2008. Following the regular Board meetings, the non-employee independent directors periodically conduct separate meetings. The Board is authorized to directly engage outside consultants and legal counsel to assist and advise them, as needed.

The Audit Committee

The Audit Committee met nine times in fiscal 2008. The Audit Committee generally has direct responsibility for appointing, compensating, retaining and overseeing the work of any independent auditors. The Committee also is responsible for reviewing the plan and scope of the annual audit, reviewing our audit and control functions, reviewing and pre-approving audit and permissible non-audit services and reporting to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Board of Directors has designated each member of the Audit Committee as an "audit committee financial expert," as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Board of Directors has determined that each current member of the Audit Committee is independent as defined in the NASDAQ listing standards and in the Sarbanes-Oxley Act of 2002. The Audit Committee charter is available in the corporate governance section on our website at www.westell.com.

The Compensation Committee

The Compensation Committee met seven times in fiscal 2008. The Board of Directors has determined that each current member of the Compensation Committee is independent as defined in the NASDAQ listing standards. The functions of the Compensation Committee consist of determining executive officers’ salaries and bonuses as well as administering and determining awards to be granted under the Company’s 2004 Stock Incentive Plan and the Employee Stock Purchase Plan. The Compensation Committee charter is available in the corporate governance section on our website at www.westell.com.

The Nominating Committee

The Nominating Committee met once in fiscal 2008. The Nominating Committee is responsible for developing the criteria and qualifications for membership on the Board, reviewing and making recommendations to the Board as to whether existing directors should stand for re-election, considering, screening and recommending candidates to fill new or open positions on the Board, recommending Director nominees for approval by the Board and the stockholders; recommending Director nominees for each of the Board’s committees, reviewing candidates recommended by stockholders, and conducting appropriate inquiries into the backgrounds and qualifications of possible candidates. In general, director qualifications include highest ethical and moral standards, business experience and expertise, industry and technology experience and knowledge applicable to the industry and corporate management experience. The Board of Directors has determined that each of the members of the Nominating Committee is independent as such term is defined in the NASDAQ listing standards. The Nominating Committee charter is available in the corporate governance section on our website at www.westell.com.

Director Nominations

The Nominating Committee considers many factors when considering candidates for the Board of Directors and strives for the Board to be comprised of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interest of stockholders as a whole rather than those of special interest groups.

Other important factors in Board composition include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, level of education, broad-based business acumen, experience and understanding of strategy and policy-setting and the extent to which the candidate would fill a present need on the Board of Directors. Depending upon the current needs of the Board of Directors, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. In the case of current Directors being considered for renomination, the Nominating Committee will also take into account the director's history of attendance at meetings of the Board of Directors or its committees, the Director’s tenure as a member of the Board of Directors, and the Director’s preparation for and participation in such meetings.

The Nominating Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating Committee does not evaluate candidates differently based on who has made the proposal. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year. Candidates are recommended to the Board of Directors after consultation with the Chairman of the Board.

Stockholders who wish to suggest qualified candidates should write to the Secretary, Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois, 60504, specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders must comply with our bylaws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Attendance at Annual Stockholder Meetings

We expect all board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent a director from attending the meeting. All directors attended (one director attended via teleconference) the most recent annual meeting of stockholders, which was held on September 27, 2007.

Director Independence

In general, the Board determines whether a board member is independent by following the corporate governance rules of The NASDAQ Global Select Stock Market (“NASDAQ”) and the applicable rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that, in its business judgment, each of Messrs. Seazholtz, Dwyer, Penny, Plummer, and Simon and Ms. Kamerick are “independent” directors under the NASDAQ and SEC rules.

Communications with Directors

The Board of Directors has established a process for stockholders to communicate with members of the Board. If a stockholder has any concern, question or complaint regarding any accounting, auditing or internal controls matters, as well as any issues arising under Westell’s Code of Business Conduct or other matters that he or she wishes to communicate to Westell’s Audit Committee or Board of Directors, the stockholder can reach the Westell Board of Directors by mail at Westell Technologies, Inc., Board of Directors, 750 North Commons Drive, Aurora, Illinois, 60504. From time to time, the Board of Directors may change the process that stockholders may communicate to the Board of Directors or its members. Please refer to our website at www.westell.com for any changes in this process.

Executive Officers

The following sets forth certain information with respect to our executive officers as of March 31, 2008.

Name	Age	Position

Thomas E. Mader	59	President and Chief Executive Officer
Amy T. Forster	41	Sr. Vice President , Chief Financial Officer, Treasurer and Secretary
Timothy J. Reedy	46	President and Chief Executive Officer of ConferencePlus, Inc.
Christopher J. Shaver	43	Sr. Vice President of Engineering and Chief Technology Officer
Mark Skurla	48	Vice President of Sales and Customer Service

Thomas E. Mader – Thomas E. Mader served as President, Chief Executive Officer and Director of the Company since January 2007. On July 7, 2008, Mr. Mader resigned from his position as President, Chief Executive Officer and Director of the Company and was replaced by Mr. Bernard F. Sergesketter as our Interim Chief Executive Officer. Prior to joining the Company, from 2005 to 2006, Mr. Mader served as Vice President and General Manager of the Wireline Network business of Motorola, Inc. From 2004 to 2005, Mr. Mader was a Principal of Mader & Associates, a VoIP equipment company. Mr. Mader was Chief Executive Officer of Netrake Corporation, a networking company, from 2001 to 2003. Mr. Mader served in several management positions at Lucent Technologies from 1996 to 2001. Prior to Lucent Technologies, Mr. Mader gained industry experience at a number of companies, including Norrell Corporation, a national provider of outsourcing services to business and government, a joint venture of Nortel Ltd., Bell Atlantic Meridan Systems, Nortel Network Systems, and AT&T Information Systems.

Amy T. Forster – Amy T. Forster has served as Senior Vice President, Chief Financial Officer and Treasurer since July 2007 and was appointed as Secretary of the Company in October 2007. Ms. Forster initially joined Westell in 1994 as Controller and also served as Executive Director of Finance. Ms. Forster had a brief departure from the Company from December 2006 to June 2007 when she served as the Managing Director of Finance and Controller of Claymore Securities, Inc., a privately held financial services firm. Ms. Forster served as Controller for Syntronic Instruments, Inc. from 1992 to 1994 and was an auditor with Arthur Andersen LLP from 1989 to 1992.

Timothy J. Reedy – Timothy J. Reedy has served as Chief Executive Officer of ConferencePlus, Inc. since October 2002. Prior to joining the Company, Mr. Reedy was Vice President, Finance and Marketing with MCI/WorldCom Conferencing. From 1993 to 1995, Mr. Reedy also served as Vice President, Finance and Marketing at Darome Teleconferencing. From 1984 to 1993, Mr. Reedy held several management positions with the former Ameritech Mobile Communications, Inc.

Christopher J. Shaver – Christopher J. Shaver has served as Senior Vice President of Engineering and Chief Technology Officer of Westell, Inc. since April 2007. Mr. Shaver joined Westell in January 2005 as Vice President of Engineering. Prior to Westell, Mr. Shaver was Vice President of Engineering at Copper Mountain Networks from 2002 to 2005. Before Copper Mountain, he was co-founder and Vice President of Engineering at Oresis Communications, and in the 1990’s, Mr. Shaver had various engineering roles at ADC Kentrox.

Mark Skurla – Mark Skurla has served as Vice President of Sales and Customer Service since July 2006. He joined the Company in 2006 from Fluke Networks, where he served as Vice President of Worldwide Sales from 2004 to 2005. Prior to Fluke Networks, Mr. Skurla was the Vice President of Sales at Copper Mountain Networks from 2003 to 2004, and he spent 15 years at ADC Telecommunications in sales management positions of increasing responsibility.

Code of Business Conduct

We have adopted a Code of Business Conduct within the meaning of Item 406(b) of Regulation S-K. This Code of Business Conduct applies to our all of our officers (including the principal executive officer, the principal financial officer and any person performing similar functions) and employees. The Company filed a copy of this Code of Business Conduct as Exhibit 14.1 to its annual Form 10-K. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on its website (http://www.westell.com) within four business days after the date of any amendments to, or waivers from its Code of Business Conduct applicable to its principal executive officer, principal financial officer and any person performing similar functions. Copies of the Code of Business Conduct will be provided free of charge upon written request directed to the Secretary of the Company at the address of the principal executive offices.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

Directors and Executive Officers

The following table sets forth the beneficial ownership (and the percentages of outstanding shares represented by such beneficial ownership) as of June 30, 2008, of (i) each director, (ii) our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and our three most highly compensated executive officers during fiscal 2008 (the “named executive officers” or “NEOs”) and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Persons who have the power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such common stock.

Name	Number of Class A Shares(1)(2)		Number of Class B Shares(2)		Percent of Class A Common Stock(3)	Percent of Class B Common Stock(3)	Percent of Total Voting Power(3)

Non-Employee Directors
Robert C. Penny III	90,506	(4)	13,707,979	(5)	*	93.3%	47.5%
Melvin J. Simon	532,460	(6)	14,693,618	(5)(7)	*	100.0%	51.3%
John W. Seazholtz	257,000		--		*	--	*
Paul A. Dwyer	277,000	(8)	--		*	--	*
Eileen A. Kamerick	69,000		--		*	--	*
Roger L. Plummer	99,000		--		*	--	*

Named Executive Officers
Thomas E. Mader**	520,000				*	--	*
Amy T. Forster	30,090		--		*	--	*
Nicholas C. Hindman, Sr. ***	177,920		--		*	--	*
Timothy J. Reedy	180,000		--		*	--	*
Christopher J. Shaver	128,191		--		*	--	*
Mark Skurla	87,200		--		*	--	*

All Directors and Executive Officers as a group (13 Persons)	2,488,367		14,693,618		4.4%	100.0%	53.0%

__________________

*	Less than 1%.

** Served as both President, Chief Executive Officer and Director during fiscal 2008. Mr. Mader resigned from his position as President, Chief Executive Officer and Director in July 2008.

***During fiscal 2008, Mr. Hindman, Sr. served as Chief Financial Officer from April 1, 2007 until July 2, 2007 at which time he assumed the position of Chief Operating Officer. Mr. Hindman served as Chief Operating Officer from July2, 2007 until his retirement from the Company in November 2007.

(1)

Includes options to purchase shares that are exercisable within 60 days of June 30, 2008 as follows: Mr. Penny III: 29,000 shares; Mr. Simon: 181,000 shares; Mr. Seazholtz: 224,000 shares; Mr. Dwyer: 214,000 shares; Ms. Kamerick: 69,000 shares; Mr. Plummer: 94,000 shares; Mr. Mader: 20,000 shares; Ms. Forster: 30,000 shares; Mr. Hindman: 156,900 shares; Mr. Reedy: 110,000 shares; Mr. Shaver: 97,200 shares; Mr. Skurla: 87,200 shares; and all directors and executive officers as a group: 1,342,300 shares.

(2)

Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.

(3)	Percentage of beneficial ownership and voting power is based on 56,773,618 shares of Class A Common Stock and 14,693,619 shares of Class B Common Stock outstanding as of June 30, 2008.
(4)	Includes 61,506 shares held in trust for the benefit of a relative for which Mr. Penny is trustee and has sole voting power. Mr. Penny disclaims beneficial ownership of the shares.
(5)

Includes 13,570,175 shares of Class B Common Stock held by Messrs. Penny and Simon, as Trustees pursuant to a Voting Trust Agreement dated February 23, 1994, as amended (the “Voting Trust”), among Robert C. Penny III and Melvin J. Simon, as trustees (the “Trustees”), and certain members of the Penny family and the Simon family. The Trustees have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny and Simon each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. The Voting Trust contains 4,004,236 shares held for the benefit of Mr. Penny and 137,804 shares held for the benefit of Mr. Simon. The address for Messrs. Penny and Simon is Melvin J. Simon & Associates, Ltd., 4343 Commerce Court, Suite 616, Lisle, Illinois, 60532.

(6)

Includes 248,024 shares held in trust for the benefit of Mr. Penny and certain family members, for which Mr. Simon is trustee and has sole voting and dispositive power, 20,965 shares held in trust for the benefit of Sheri A. Simon and 20,965 shares held in trust for Stacy L. Simon, Melvin J. Simon’s daughters, for which Natalie Simon, Mr. Simon’s wife, is custodian and has sole voting and dispositive power and includes the 61,506 shares held in trust for Mr. Penny for which Mr. Simon is trustee and has shared voting power; Mr. Simon disclaims beneficial ownership of these shares.

(7)

Includes 985,639 shares held in trust for the benefit of Mr. Penny’s children for which Mr. Simon is trustee and has sole voting and dispositive power. Mr. Simon disclaims beneficial ownership of these shares.

(8)	Includes 10,000 shares held in Mr. Dwyer’s spouse’s IRA.

Certain Stockholders

The following table sets forth certain information with respect to each person known by us to be the beneficial owner of five percent or more of either class of its outstanding common stock, other than Messrs. Penny and Simon whose information is set forth above. The content of this table is based upon the most current information contained in Schedules 13D and 13G furnished to the Company as well as information provided by The NASDAQ Stock Market.

Name and Address of Beneficial Owner(1)	Number of Class A Shares(2)	Number of Class B Shares(2)	Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)

Deutsche Bank Investment Management, Inc. Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	4,238,013	--	7.5%	--	3.7%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,183,800	--	7.4%	--	3.6%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	4,127,298	--	7.3%	--	3.6%

(1)

In its capacity as an investment manager, the beneficial owner may be deemed to beneficially own the shares of Class A Common Stock listed in the table. The shares listed in the table are held by the beneficial owner for its own account or for the account of its clients.

(2)

Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.

(3)	Percentage of beneficial ownership and voting power is based on 56,773,618 shares of Class A Common Stock and 14,693,619 shares of Class B Common Stock outstanding as of June 30, 2008.

_________

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Our Bylaws provide that not less than six nor more than ten directors shall constitute the Board of Directors.

The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. It is intended that the proxies will be voted for the election of the nominees listed below. It is expected that the nominees will serve if elected, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising by the persons named in the proxies, based upon a recommendation by the Board of Directors. The persons named in the proxies may alternatively vote to allow the vacancy created thereby to remain open until filled by the Board of Directors.

Nominees for Election for Terms Expiring at the 2009 Annual Meeting

The following table sets forth certain information with respect to the nominees, all of whom are current members of the Board of Directors.

Name	Age	Principal Occupation and Other Information

John W. Seazholtz	71

John W. Seazholtz has served as Director of the Company since December 1997 and was elected Chairman in April 2000. Mr. Seazholtz was President and Chief Executive Officer of Telesoft America, Inc. from May 1998 to May 2000. In April 1998, Mr. Seazholtz retired as Chief Technology Officer - Bell Atlantic where he had served since June 1995. Mr. Seazholtz previously served as Vice President Technology and Information Services - Bell Atlantic and in other executive capacities with Bell Atlantic beginning in 1962. Mr. Seazholtz currently serves as a Director for Iteris, Inc. (AMEX ITI), formerly Odetics, Inc., a supplier of digital data management products for the security and vehicle traffic management. He is Chairman of eWay Group, a private consulting firm. He is on the Board of Overseers of New Jersey Institute of Technology.

Paul A. Dwyer	74

Paul A. Dwyer has served as a Director of the Company since January 1996. Mr. Dwyer, now retired, served as Chief Financial Officer of Henry Crown and Company, a private investment firm, from February 1981 to December 1999, and as Vice President - Administration of Longview Management Group, LLC, a registered investment advisor, from October 1998 to December 1999. Mr. Dwyer serves as a Director for McHenry Bancorp, Inc. and McHenry Savings Bank.

Eileen A. Kamerick	49

Eileen A. Kamerick has served as a Director of the Company since December 2003. From 2004 until May 2008, Ms. Kamerick served as the Executive Vice President, Chief Financial and Chief Administrative Officer of Heidrick and Struggles (NASDAQ HSII), an international provider of senior level executive search and leadership development services. Previously, Ms. Kamerick was Executive Vice President and Chief Financial Officer of Bcom3 Group, Inc., a leading international holding company specializing in advertising and marketing services. Ms. Kamerick serves as a Board member for Associated Bancorp (NASDAQ ASBC) and serves on that company’s Audit Committee. In addition, Ms. Kamerick serves as a Board member of: The Boys and Girls Club of Chicago, The Senior Businesswomen's Forum and Cove School.

Robert C. Penny III	55

Robert C. Penny III has served as a Director of the Company since September 1998. He is the owner of Eastwood Land & Cattle and has been the managing partner of P.F. Management Co., a private investment company, since May 1980.

Roger L. Plummer	66

Roger L. Plummer has served as a Director of the Company since September 2001. Mr. Plummer currently serves as a Consultant to an Executive Vice President of the International Engineering Consortium. Mr. Plummer also serves as a consultant in communication technology and corporate organization and culture. Mr. Plummer previously served in various executive capacities at Ameritech and its predecessor, Illinois Bell, including President of the Ameritech Custom Business Services unit. Mr. Plummer serves as a Board member of: DePaul University, University of Illinois Foundation, Chicago public television Channel 11, Accreditation Council of Graduate Medical Education, Rush Hospital Neurobehavioral Center.

Melvin J. Simon	62

Melvin J. Simon has served as Assistant Secretary of the Company since July 1995 and as a Director of the Company since August 1992. From July 1995 to April 2003, Mr. Simon served as Assistant Treasurer of the Company. From August 1992 to July 1995, Mr. Simon served as Secretary and Treasurer of the Company. A Certified Public Accountant, Mr. Simon founded and has served as President of Melvin J. Simon & Associates, Ltd., a public accounting firm, since May 1980. Mr. Simon serves as a Director of the Company’s 91.5% owned subsidiary ConferencePlus, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee, which is comprised exclusively of four independent, non-employee directors, has responsibility for determining the compensation of our Chief Executive Officer (the “CEO”) and other officers. In carrying out these responsibilities, the Committee evaluates the Company’s past performance and each officer’s contribution to our achievements during the year.

Compensation Philosophy

The compensation program for executive officers, including named executive officers, and other key employees is based on a “pay-for-performance” philosophy ensuring that a significant percentage of total compensation is contingent on achievement of performance goals.

Compensation Objectives

We have designed our compensation program to:

•	attract, retain, and motivate highly talented individuals by ensuring our compensation is competitive with other employment opportunities;
•	ensure that compensation reinforces achievement of business unit and individual performance objectives and our business strategy by rewarding performance for the past year; and
•	align the long-term interests of the executive officers with those of our stockholders through the use of long-term equity incentives.

Decisions regarding cash and equity compensation include subjective determinations and consideration of various factors as they apply to individual circumstances, such as an executive officer’s experience in the industry, the market value and the expected benefit of the executive officer’s position at the Company.

Our compensation program includes three major components: base salary and benefits, annual incentive compensation and long-term equity incentives. Each element is intended to reward and motivate executives in different ways consistent with our overall guiding principles for compensation. The portion of total compensation intended to come from each element reflects our belief that total compensation should increase with position and responsibility while, at the same time, making a greater percentage of an executive’s compensation tied to corporate and individual performance. We do not have any form of pension or retirement arrangements other than a company-wide 401(k) plan.

The Compensation Committee believes that for fiscal 2008, the overall compensation levels for our executive officers, including our named executive officers, were consistent with our “pay-for-performance” philosophy and the Company’s fiscal 2008 performance.

Methodology

The Compensation Committee considers various measures of the Company and the performance of other companies in the telecommunications equipment and/or conferencing industries that are similar in the number of employees, revenue and capitalization.  The Compensation Committee determines appropriate levels of compensation for each executive officer and makes allocations between cash and non-cash elements of compensation.  Our financial and business objectives, the salaries of executive officers in similar positions with comparably sized companies in similar industries, and individual performance are considered.  We receive information on executive compensation of other companies by reviewing published materials such as proxy statements or through information provided by consultants. The Compensation Committee considers relevant industry data but does not target any overall industry percentage level or peer group average.

The Compensation Committee evaluates and establishes executive compensation on an annual basis and seeks the input of the CEO. The CEO does not participate in deliberations relating to his own compensation. The executive compensation process begins with consideration of the Company’s overall annual budget for employee compensation, which is created as part of the Company’s annual operating plan process under which business and financial objectives are initially developed by executive officers and then discussed with and approved by the CEO.  These objectives are then reviewed by the Board of Directors and the Board sets the financial and business objectives for the Company from which incentive compensation is based.  The Compensation Committee considers the salary data that is part of the annual budget and sets individual executive officer salaries with the goal of keeping the average executive officer salary within the budgeted range for all other employees.

For fiscal 2008, the Compensation Committee reviewed and approved the total compensation package for all the executive officers, including the elements of compensation discussed below. The committee determined the amounts to be reasonable and competitive.

Components of Executive Compensation for Fiscal 2008

Base Salaries and Benefits. Base salaries of our executive officers are reviewed annually.  When setting base salaries, the Compensation Committee reviews the business and financial objectives for the Company as a whole, and the objectives for each of the individual officers relative to their respective areas of responsibility.  The Committee may also consider the salaries of executive officers in similar positions with comparably sized companies in the telecommunications equipment and/or conferencing industries.  This review encompasses the objectives for both the preceding fiscal year and the upcoming fiscal year.

Annual Incentive Compensation. A significant portion of each executive’s total compensation is variable and is dependent on the Company’s performance. Annual incentive cash bonuses are payable to executive officers and key employees under the Westell Management Incentive Compensation Plan, and semi-annually under our ConferencePlus Incentive Compensation Plan (collectively, the “Incentive Compensation Plans”).

The Compensation Committee sets performance goals which, if met, result in payments to participants under the Incentive Compensation Plans.  The Plans are designed to induce participants to achieve superior financial results and to award them for accomplishing strategic goals. The Plans are comprised of financial criteria objectives. The performance goals are established at levels that are expected to be achievable, but require a high level of performance.  The aggregated bonus pool for the Incentive Compensation Plans budgets a fixed amount for each position, with amounts varying by position and responsibility. Actual payments under the Incentive Compensation Plans are predicated on meeting specific operating goals. Cash bonuses under the Incentive Compensation Plans are subject to a maximum award of 200% of target per individual on an annual basis. All incentive compensation awards to date have been less than the maximum amount.

Financial Criteria

The cash bonus under the Incentive Compensation Plans for our named executive officers (other than Mr. Mader) was based on the performance metrics in the relative proportions set forth below. Pursuant to the terms of his employment agreement, Mr. Mader was guaranteed a bonus of $225,000 for fiscal 2008.

For the Chief Financial Officer of Westell:

Consolidated Revenue	50%
Consolidated Operating Income/Loss	50%

For the executives of Westell:

Combined Westell Inc. and Westell Limited Revenue	50%
Combined Westell Inc. and Westell Limited Operating Income/Loss	50%

For executive of ConferencePlus (1):

ConferencePlus Revenue	50%
ConferencePlus Operating Income	50%

(1) Pursuant to the fiscal 2008 ConferencePlus bonus plan, Mr. Reedy is eligible for 50% of his target bonus based on the six-month attainment factors and the remaining 50% of his target bonus based on the annual attainment factors.

Actual performance is measured based on the appropriate March 31, 2008 results of the Company. The result of the non-cash goodwill impairment was not included in determining the bonus attainment.

Financial Performance Pay Out Criteria – A payment will be made by achieving actual financial results of either or both criteria at 90% of the budgeted goals (“target”). The payout for achieving better than 90% of target on either or both goals will be paid as a percentage as earned as each attainment percentage is achieved and capped at 200%. Both criteria must achieve or exceed 75% of target before achievement of either goal will be paid.

The table below outlines the attainment of the annual incentive goals for the Chief Financial Officer for fiscal 2008.

($ in Millions)

Criteria	Pay out %	Target	Actual	% Attained	Earned	% Payout

Consolidated Revenue	50%	$ 219	$ 208	95%	85%	43%
Consolidated Operating Loss*	50%	$(20)	$(16)	116%	180%	90%
Total						133%

*Includes $10.5 million and $9.1 million of costs related to the implementation of the outsourcing strategy which included moving manufacturing from Aurora, IL, to our overseas contract manufacturer in the Target and Actual columns, respectively.

The table below outlines the attainment of the annual incentive goals for Westell Inc. executives for fiscal 2008.

($ in Millions)

Criteria	Pay out %	Target	Actual	% Attained	Earned	% Payout

Combined Westell Inc. and Westell Limited Revenue	50%	$ 161	$ 148	92%	75%	38%
Combined Westell Inc. and Westell Limited Operating Loss**	50%	$(24)	$(20)	118%	190%	95%
Total						133%

** Includes $10.5 million and $9.1 million of costs related to the implementation of the outsourcing strategy which included moving manufacturing from Aurora, IL, to our overseas contract manufacturer in the Target and Actual columns, respectively.

The table below outlines the attainment of the semi-annual incentive goals for the ConferencePlus executive for fiscal 2008.

($ in Millions)

Six-month Criteria	Pay out %	Target	Actual	% Attained	Earned	% Payout

ConferencePlus Revenue	50%	$ 26	$ 27	103%	110%	55%
ConferencePlus Operating Profit	50%	$2	$2	110%	150%	75%
Total						130%

Annual Criteria	Pay out %	Target	Actual	% Attained	Earned	% Payout

ConferencePlus Revenue	50%	$ 50	$ 54	107%	130%	65%
ConferencePlus Operating Profit	50%	$4	$4	111%	150%	75%
Total						140%

The table below outlines the annual non-equity incentive plan awards and actual payouts for the NEOs for fiscal 2008.

Name	Threshold ($)	Target ($)	Max ($)	Actual Payout ($)
Thomas E. Mader.	$225,000	$225,000	$225,000	$225,000(1)
Amy T. Forster	$0	$150,000	$300,000	$198,750
Nicholas C. Hindman, Sr.	$0	$150,000	$300,000	$0
Timothy J. Reedy	$0	$160,000	$320,000	$216,000 (2)
Christopher J. Shaver	$0	$150,000	$300,000	$198,750
Mark Skurla	$0	$140,000	$280,000	$185,500

(1) Pursuant to his employment agreement, Mr. Mader was guaranteed a bonus of $225,000 for fiscal 2008.

(2) Mr. Reedy was paid $104,000 based on the first six months of attainment and $112,000 based on the year end attainment.

Long-Term Equity Incentives. Equity compensation, including stock option grants and restricted stock, constitutes a significant portion of the compensation program because the Company believes that officers and key employees should hold a long-term equity stake in the Company to align their collective interests with the interests of stockholders.  The Company adopted and stockholders approved a Stock Incentive Plan in 2004 to achieve these goals. The Company typically makes equity compensation grants to executive officers and key employees in connection with their initial employment, and periodic equity grants are issued to incentivize employees on a continuing basis.  During fiscal 2008, the Compensation Committee awarded each of Messrs. Hindman, Skurla and Shaver 36,000 stock options on July 12, 2007. The options were priced at $2.78 which was the average of the high and low price of the stock on that date. The stock options vest at the rate of 20% per year. Life of the options was set at 7 years.

The Company also makes grants of stock options and restricted stock under the 2004 Stock Incentive Plan in connection with promotions or changes in responsibilities and in recognition of other individual achievements.  In accordance with this policy, the following NEOs were granted stock options during fiscal 2008:

Name	Grant Date	Number of Options	Exercise Price of Options Awards ($/Sh) (1)	Option Life	Vesting
Thomas E. Mader	6/18/2007	100,000	$2.75	7 years	20% per year
Amy T. Forster	7/2/2007	150,000	$2.68	7 years	20% per year
Christopher J. Shaver	4/9/2007	150,000	$2.36	10 years	20% per year

(1) The exercise price is the average high and low price on the grant date.

The Company believes that the broad granting of equity is an important element of its efforts to identify, reward and retain key talent. As of March 31, 2008, all full-time employees worldwide held restricted stock or options to purchase our common stock.

In granting equity compensation awards to executive officers, we consider numerous factors, including:

•	the individual’s position and responsibilities;
•	the individual’s future potential to influence our mid- and long-term growth;
•	the vesting schedule of the awards; and
•	the number and value of awards previously granted.

The Company does not separately target the equity element of executive officer compensation programs as a specific percentage of overall compensation.   However, overall total compensation is structured to be competitive so that the Company can attract and retain highly qualified executive officers.  In setting equity award levels, the Company also takes into consideration the impact of the equity-based awards on the dilution of our stockholders’ interests.

Tax Considerations

Internal Revenue Code section 162(m), in general, precludes a public corporation from claiming a tax deduction for compensation in excess of $1 million in any taxable year for any executive officer named in the summary compensation table in such corporation’s proxy statement. Certain performance-based compensation is exempt from this tax deduction limitation. The Compensation Committee’s policy is to structure executive compensation in order to maximize the amount of the Company’s tax deduction.

Management Transition

On July 2, 2007, Amy T. Forster became our Senior Vice President and Chief Financial Officer. On that same date, Nicholas C. Hindman, Sr., the prior Chief Financial Officer, assumed the responsibilities of the newly created position of Chief Operating Officer (COO). Mr. Hindman, Sr. subsequently retired from the Company effective November 1, 2007. Because Ms. Forster and Mr. Hindman, Sr. both served as Chief Financial Officer during fiscal 2008, both are considered named executive officers under the federal securities laws and therefore appear in the compensation tables below.

On July 7, 2008, Thomas E. Mader resigned from his position as our President, Chief Executive Officer and director. On July 8, 2008, Bernard F. Sergesketter became the Interim Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Messrs. Dwyer (Chair), Penny, Plummer and Seazholtz. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

We have granted Robert C. Penny III and Melvin J. Simon, as Trustees of the Voting Trust, certain registration rights with respect to the shares of common stock held in the Voting Trust.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted By:

The Compensation Committee

Paul A. Dwyer (Chair)
Robert Penny III
Roger Plummer
John W. Seazholtz

Compensation of Executive Officers

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our named executive officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Thomas E. Mader (3) Former Chief Executive Officer	2008 2007	450,000 69,230 (6)	225,000 (4) 60,000 (7)	234,500 (5) 39,083 (5)	21,065 --	-- --	11,846 --	942,411 168,313
Amy T. Forster (8) Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2008	165,000 (9)	--	--	34,274	198,750	2,369	400,393
Nicholas C. Hindman, Sr. (8) Former Chief Operating Officer and Secretary, Former Chief Financial Officer	2008 2007	153,645 259,765	-- --	80,133 140,805	14,053 12,371	-- 220,830	105,755 4,400	353,586 638,171
Timothy J. Reedy Chief Executive Officer of ConferencePlus, Inc.	2008 2007	271,869 264,231	-- --	94,920 20,764	34,313 68,067	216,000 179,900	13,447 6,600	630,549 539,562
Christopher J. Shaver Senior Vice President of Engineering and Chief Technology Officer	2008	220,000	--	--	46,678	198,750	3,082	468,510
Mark Skurla Vice President of Sales and Customer Service	2008	230,000	--	--	56,985	185,500	2,477	474,962

(1)

Reflects the dollar amount recognized for financial statement reporting purposes for fiscal years 2007 and 2008 in accordance with the FAS 123(R) and thus may include amounts from awards granted in and prior to fiscal years 2007 and 2008. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for fiscal 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 16, 2008, except that the figures do not reflect a forfeiture rate.

(2)	Other compensation includes Company 401(k) contributions, severance, retirement planning and the discount on the ESPP purchases outlined in the table below.
(3)	Mr. Mader resigned from the Company on July 7, 2008.
(4)	Pursuant to the terms of Mr. Mader’s employment agreement, he received a guaranteed bonus of $225,000 for fiscal 2008.
(5)	Reflects the restricted stock award that vests in equal annual installments of 20% per year which commenced on February 1, 2008.
(6)	Represents Mr. Mader’s salary for the three-month period January to March 2007.
(7)	Mr. Mader received a $60,000 bonus for relocation payable on his start date.
(8)

Mr. Hindman, Sr. was Chief Financial Officer until July 2, 2007, at which time he assumed the role of Chief Operating Officer and was replaced by Ms. Forster. Mr. Hindman, Sr. retired from the Company effective November 1, 2007.

(9)	Represents Ms. Forster’s salary from July 2007 through March 2008.

ALL OTHER COMPENSATION

Name	Year	Company 401(k) Contributions ($)	Severance ($)(1)	Retirement Planning ($)	Discount on ESPP purchases ($)	Total ($)

Thomas E. Mader	2008 2007	4,846 --	-- --	7,000 --	-- --	11,846 --
Amy T. Forster	2008	2,369	--	--	--	2,369
Nicholas C. Hindman, Sr.	2008 2007	-- 4,400	105,755 --	-- --	-- --	105,755 4,400
Timothy J. Reedy	2008 2007	13,447 6,600	-- --	-- --	-- --	13,447 6,600
Christopher J. Shaver	2008	2,369	--	--	713	3,082
Mark Skurla	2008	2,477	--	--	--	2,477

(1)	Additional information regarding the severance is contained in the Potential Payments Upon Termination or Change in Control section below.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth specific information with respect to each grant of an award made under any Company plan to a named executive officer during fiscal 2008.

			Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Options Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Options Awards ($/Sh)(3)	Closing Price on Grant Date of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(4)

Thomas E. Mader	6/18/2007	6/14/2007	--	--	--	100,000	$2.750	$2.800	$134,320
Amy T. Forster	-- 7/2/2007	-- 6/14/2007	$0 --	$150,000 --	$300,000 --	-- 150,000	-- $2.680	-- $2.690	-- $204,990
Nicholas C. Hindman, Sr.	7/12/2007	6/14/2007	--	--	--	36,000	$2.780	$2.770	$51,034
Timothy J. Reedy	--	--	$0	$160,000(5)	$320,000	--	--	--	--
Christopher J. Shaver	-- 4/9/2007 7/12/2007	-- 3/22/2007 6/14/2007	$0 -- --	$150,000 -- --	$300,000 -- --	-- 150,000 36,000	-- $2.360 $2.780	-- $2.490 $2.770	-- $201,675 $51,034
Mark Skurla	-- 7/12/2007	-- 6/14/2007	$0 --	$140,000 --	$280,000 --	-- 36,000	-- $2.780	-- $2.770	-- $51,034

(1)	The columns reflect amounts payable under the Incentive Plan for meeting specified threshold, target and maximum levels of performance, respectively.
(2)	The options vest at the rate of 20% per year. The option life is seven years for all option grants in the table, except for the 4/9/07 grant to Mr. Shaver which has a life of ten years.
(3)	The exercise price is the average high and low price on the grant date.
(4)	The column reflects the grant date fair value calculated in accordance with FAS 123(R). See Note 8 to the audited financial statements for fiscal 2008 for further assumption details.
(5)

$160,000 represents the annual bonus target. Mr. Reedy is eligible for 50% of the target based on the six-month attainment factors and the remaining 50% of target based on the annual attainment factors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table below includes certain information with respect to stock options and restricted stock previously awarded to the named executive officers that were outstanding as of March 31, 2008.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)

Thomas E. Mader	--	100,000(1)	$2.750	6/18/2014		400,000(2)	$600,000
Amy T. Forster	--	150,000(3)	$2.680	7/02/2014		--	--
Nicholas C. Hindman, Sr.	6,000 60,000 30,000 8,000 4,000 6,000 2,900 40,000	-- -- -- -- -- -- -- --	$6.766 31.688 2.120 1.135 1.570 3.000 1.570 7.370	10/19/2009 2/24/2010 4/10/2011 9/19/2011 4/1/2012 4/1/2012 4/1/2012 3/29/2011	(4) (4) (4) (4) (4) (4) (4) (4)	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --
Timothy J. Reedy (5)	60,000 50,000	-- --	$1.315 6.705	10/25/2012 1/3/2012		70,000(6) --	$105,000 --
Christopher J. Shaver	60,000 -- --	-- 150,000(7) 36,000(8)	$7.265 2.360 2.780	1/24/2012 4/9/2017 7/12/2014		-- -- --	-- -- --
Mark Skurla	40,000 --	160,000(9) 36,000(8)	$2.175 2.780	7/24/2016 7/12/2014		-- --	-- --

(1)

The option award vests in equal annual installments of 20% per year commencing on June 18, 2008. Mr. Mader resigned from the Company July 7, 2008. Pursuant to the option agreements, his last day to exercise his vested stock options is October 7, 2008 and unvested stock options expired as of his resignation date.

(2)

The restricted stock award vests in annual installments of 100,000 shares per year which commenced on February 1, 2008. Mr. Mader resigned from the Company July 7, 2008. Pursuant to Mr. Mader’s employment agreement these shares vested on July 7, 2008.

(3)	The option award vests in equal annual installments of 20% per year commencing on July 2, 2008.
(4)	Mr. Hindman, Sr. retired from the Company effective November 1, 2007. Pursuant to the options agreements, his last date to exercise is November 1, 2008.
(5)	Mr. Reedy also has ConferencePlus stock options as discussed below in the Certain Relationships and Related Party Transactions section.
(6)

The restricted stock award vests on October 31, 2009. There is partial vesting based on the number of months worked divided by the number of months in the vesting period in the event of death, disability or involuntary turnover for other than cause as defined in the Restricted Stock Agreement in accordance with the 2004 Non-qualified Stock Option Plan.

(7)	The option award vests in equal annual installments of 20% per year commencing on April 9, 2008.
(8)	The option award vests in equal annual installments of 20% per year commencing on July 12, 2008.
(9)	The option award vests in equal annual installments of 20% per year commencing on July 24, 2007.

OPTION EXERCISES AND STOCK VESTED

The table below includes certain information with respect to vesting of restricted stock units for the named executive officers during fiscal 2008. No stock options were exercised by the named executive officers during fiscal 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas E. Mader	100,000	$ 174,500 (1)
Nicholas C. Hindman, Sr.	58,049	$ 108, 842 (2)

(1)	The amount reflects the number of shares acquired upon vesting multiplied by the average of the high and low stock price on February 1, 2008, the vesting date.
(2)

The amount reflects the number of shares acquired upon vesting multiplied by the average of the high and low stock price on November 1, 2007, the vesting date in connection with Mr. Hindman, Sr.’s retirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2008 with respect to shares of our common stock that may be issued under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance (excluding securities reflected in the first column) (#)

Equity compensation plans approved by security holders	7,242,433	$5.46	3,788,240
Equity compensation plans not approved by security holders(1)	1,335,000	2.88	--

Total	8,577,433	5.06	3,788,240

(1) Reflects non-qualified stock options to acquire shares of Class A Common Stock granted to E. Van Cullens in fiscal 2002. 1.0 million of these options originally vested over a four-year period with 25% vesting per year. The remaining options are performance based and vest at the earlier of achievement of certain performance goals or seven years. As of March 31, 2008, 935,000 of these outstanding options are fully vested. The strike price on 535,000, 400,000, and 400,000 of the options is $1.95, $2.00, and $5.00 per share, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show potential payments to our named executives under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change-in-control, assuming a March 31, 2008 triggering event and using a stock price of $1.50 per share, which represents the closing price of our common stock on March 31.

Thomas E. Mader

President and Chief Executive Officer

Mr. Mader resigned as the Company’s President and Chief Executive Officer effective July 7, 2008. As a result of his resignation and pursuant to the terms of his employment agreement, Mr. Mader will be paid one year’s base salary at his current rate of $472,500, a pro rata portion of his $250,000 target bonus for fiscal 2009 and will receive 100% vesting of the 400,000 shares of restricted stock effective on his termination date. Mr. Mader has three months to exercise his vested stock options and unvested stock options expired as of his resignation date.

The following table shows the potential payments pursuant to Mr. Mader’s same employment agreement assuming a March 31, 2008 triggering event:

		Voluntary Termination			Involuntary Termination
	Change of Control ($)	Good Reason ($)	Without Good Reason ($)	Retirement ($)	For Cause ($)	Without Cause ($)	Death and/or Permanent Disability ($)

Compensation:
Cash Compensation	--	450,000(1)	--	--	--	450,000(1)	--
Restricted Stock (Unvested and Accelerated)(2)	600,000	600,000	--	--	--	600,000	--

Total	600,000	1,050,000	--	--	--	1,050,000	--

(1)

Amount reflects one year’s base salary. If Mr. Mader voluntarily resigns with good reason or the Company terminates Mr. Mader’s employment without cause during the first three years, he will receive a pro rata portion of the anticipated bonus for that year. If Mr. Mader voluntarily resigns with good reason in connection with a change of control, he will receive 100% of his target bonus amount.

(2)	Amount represents 100% vesting of 400,000 shares of restricted stock that were not vested as of March 31, 2008.

Under the terms of Mr. Mader’s employment agreement, he would receive an annual base salary of $450,000 per year. Mr. Mader’s base salary would be reviewed annually and could be increased, but not decreased, without his consent. For the fiscal year ending March 31, 2008, Mr. Mader was guaranteed a bonus of $225,000. For subsequent fiscal years during the term of his employment, Mr. Mader would be eligible to receive a bonus based upon the achievement of performance goals to be developed for each year by our Board and Compensation Committee.

Mr. Mader received a relocation payment of $60,000 on the commencement of employment and would have received an additional $90,000 if he had sold his residence in Texas. In the event Mr. Mader resigned without good reason, he would repay any relocation payments received by him within the twelve month period immediately preceding the effective date of his resignation.

If the Company terminated Mr. Mader’s employment without cause during the first three years of his employment or if Mr. Mader resigned for good reason during the first three years of his employment, he would be entitled to receive as severance (A) one year’s base salary payable in regular installments, provided that such payments would be deferred until the six-month anniversary of the date of Mr. Mader’s termination of employment if deferral to such anniversary date were required to comply with the provisions of Section 409A of the Internal Revenue Code and (B) a pro rata portion of Mr. Mader’s anticipated bonus for the fiscal year in which the termination occurs.

If Mr. Mader remained employed at the time of a change of control that occurred within five years, and within twelve months following the change of control, either the total of Mr. Mader’s salary and target bonus were reduced without his written consent or Mr. Mader's primary duties and responsibilities as President and Chief Executive Officer of the Company were, without his written consent, materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of the president and chief executive officer of a publicly held company of comparable size in the telecommunication industry in the United States, and if Mr. Mader resigned within six (6) months after such reduction in compensation or change in duties and responsibilities, he would be entitled to receive (A) one year’s base salary payable in regular installments, provided that such payments will be deferred until the six-month anniversary of the date of Mr. Mader’s termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code and (B) 100% of the target bonus amount authorized and approved for Mr. Mader by our Compensation Committee for such fiscal year or for the prior fiscal year, if higher.

Mr. Mader is subject to a non-competition covenant during the term of his employment and for an additional one-year period following termination if, following termination of his employment with us, Mr. Mader is entitled to receive severance or if we elect to pay him the severance even if he would not otherwise be entitled. Mr. Mader is subject to a non-solicitation covenant with respect to our employees for one year following termination of his employment whether or not he is entitled to severance pay.

Nicholas C. Hindman, Sr.

Former Chief Operating Officer and Former Chief Financial Officer

Effective November 1, 2007, Mr. Hindman, Sr. retired from the Company. Pursuant to the terms of his separation agreement, Mr. Hindman, Sr. received salary continuation at his then current annual rate of $259,400 and paid COBRA coverage through October 31, 2008. Pursuant to the terms of the Company’s Stock Incentive Plan, 58,049 shares (the pro rata share) of Mr. Hindman’s restricted stock granted on January 3, 2005 vested upon his termination. Mr. Hindman has one year from his retirement date to exercise vested stock options.

Timothy J. Reedy

Chief Executive Officer of ConferencePlus, Inc.

		Voluntary Termination			Involuntary Termination
	Change of Control ($)	Good Reason ($)	Without Good Reason ($)	Retirement ($)	For Cause ($)	Without Cause ($)	Death and/or Permanent Disability ($)

Compensation:
Cash Compensation	--	--	--	--	--	--	--
Restricted Stock (Unvested and Accelerated)(1)	--	--	--	--	--	49,584	49,584

Total	--	--	--	--	--	49,584	49,584

(1)	Amount represents 100% vesting of 33,056 shares of restricted stock.

On May 15, 2008, the Company’s subsidiary ConferencePlus, Inc. (“CPI”) entered into a Severance Agreement with Timothy J.

Reedy that provides Mr. Reedy with severance pay and severance benefits described below if his employment with CPI is terminated in connection with a change in control of CPI. Mr. Reedy is entitled to severance pay and severance benefits if:

(i) a change in control (defined as a 50% change in ownership of CPI or a sale of substantially all assets of CPI) occurs during the two year term of the severance agreement and Mr. Reedy is terminated by CPI or the purchaser of its business without cause in connection with or within one year after the change in control (even if such termination is after the expiration of the two year term of the agreement); or

(ii) a change in control occurs during the two year term of the agreement, an event constituting good reason occurs within a year after the change in control and Mr. Reedy subsequently resigns his position for good reason on account of such event within six (6) months after occurrence of such good reason event (even if such good reason event and/or the resignation are after expiration of the two year term of the agreement).

Severance pay consists of (A) an amount equal to one year’s base salary at the base salary rate in effect for Mr. Reedy as of the effective date of the termination, payable in regular installments at the time salary would have been payable, and (B) 100% of the target bonus amount authorized and approved for Mr. Reedy by the CPI’s Compensation Committee for such fiscal year or for the prior fiscal year, if higher. Severance benefits consist of:

(i) continued benefits under COBRA as it applies to the medical and dental benefits for Mr. Reedy and those of his dependents who were covered dependents as of the effective date of the termination and (subject to the terms and conditions of the applicable benefit plans), CPI shall pay the portion of the required premium or contribution during the period in which Mr. Reedy is receiving severance payments from CPI or the COBRA period (whichever is shorter), in an amount which CPI was remitting on behalf of the Mr. Reedy prior to his termination, except that Mr. Reedy is required to continue to pay that portion of any premiums or contributions that Mr. Reedy was remitting prior to his termination to maintain such benefit (subject to any increases imposed by the benefit plan), and

(ii) such other benefits as may be required by law or subject to the terms of any benefit or retirement plan or other arrangement that would by its terms apply to the Mr. Reedy upon termination, provided that if a premium or contribution is required, Mr. Reedy will remit all required premiums and contributions in a manner required by CPI in order to continue that benefit.

Such severance pay and severance benefits are in lieu of and not in addition to any post termination payments or benefits to which Mr. Reedy may otherwise be entitled in accordance with CPI policy, practice or any other agreement. Mr. Reedy’s employment will not be deemed to have been terminated in connection with a change in control through the purchase of assets and/or business of CPI if Mr. Reedy is offered employment by the purchaser for at the least the same equivalent total cash compensation (base salary plus cash short term incentives).

The Agreement also contains a one year non-competition covenant, a one year non-solicitation covenant and a customary confidentiality covenant.

Ms. Forster, Mr. Shaver and Mr. Skurla

Senior Vice President, Chief Financial Officer, Treasurer and Secretary; Senior Vice President of Engineering and Chief Technology Officer; and Vice President of Sales and Customer Service, respectively.

Ms. Forster and Messrs. Shaver and Skurla do not have any employment agreements or change in control provisions.

Compensation of Directors

DIRECTOR COMPENSATION

On April 3, 2007, the Compensation Committee set the compensation levels for directors. The annual retainer for all directors remained at $30,000. Annual retainers for the chairpersons of committees were reapproved as follows: Chairman of the Board - $25,000; Chair of the Audit Committee - $10,000; Chair of the Compensation Committee - $5,000; all other Chairs - $2,000. The in-person committee meeting fee was reduced from $1,500 to $1,000 and the teleconference committee meeting fee was reduced from $750 to $250. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. Mr. Simon receives $1,250 each quarter for his services as a director of ConferencePlus, Inc., a subsidiary of the Company. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are also eligible to receive awards under our 2004 Stock Incentive Plan. During fiscal 2008, the

Compensation Committee awarded each of the non-employee directors 20,000 stock options on June 18, 2007. The options were priced at $2.75 which was the average of the high and low price of the stock on that date. The options vest at the rate of 20% per year. Life of the options was set at 7 years.

Director Summary Compensation Table

The following table details the total compensation for non-employee directors for fiscal 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)	Total ($)

John W. Seazholtz	$ 67,000	$ 4,246	--	$ 71,246
Paul A. Dwyer	43,500	4,230	--	47,730
Eileen A. Kamerick	43,750	65,158	--	108,908
Robert C. Penny III	35,250	4,213	--	39,463
Roger L. Plummer	36,000	4,223	--	40,223
Melvin J. Simon	41,500	4,230	--	45,730
E. Van Cullens(5)	--	71,035	$135,490(6)	206,525
Bernard F. Sergesketter(7)	16,750	4,230	--	20,980

(1)

Thomas E. Mader, our former Chief Executive Officer, is not included in this table as he was an employee of the Company and received no compensation for his service as director. The compensation received by Mr. Mader as our employee is shown in the Summary Compensation Table above.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2008 in accordance with the FAS 123(R) and thus may include amounts from awards granted in and prior to fiscal 2008. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for fiscal 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 16, 2008, except that the figures do not reflect a forfeiture rate.

(3)

The aggregate number of options outstanding as of 3/31/08 for each director is as follows: Mr. Seazholtz—240,000; Mr. Dwyer—230,000; Ms. Kamerick—95,000; Mr. Penny—45,000; Mr. Plummer—110,000; Mr. Simon—197,000; Mr. Cullens—1,555,000; and Mr. Sergesketter—105,000.

(4)	The grant date fair value for each of the fiscal 2008 non-employee director stock option grants was $26,864.
(5)	Mr. Cullens completed his term as a board member at the September 27, 2007 Annual Meeting of Shareholders.
(6)	Represents consulting fees pursuant to Mr. Cullen’s consulting agreement filed on Form 8 dated January 26, 2007.
(7)	Mr. Sergesketter completed his term as a board member at the September 27, 2007 Annual Meeting of Stockholders. On July 8, 2008, Mr. Sergesketter became our Interim Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the commencement of Mr. Reedy’s employment as Chief Executive Officer of ConferencePlus in October 2002, Mr. Reedy was granted an option to acquire 400,000 shares of ConferencePlus stock at an exercise price of $1.79 per share. The options vest in equal annual installments of 20% per year beginning on the first anniversary of his start date. The options became fully vested in October 2007.

In the event of a sale of ConferencePlus (defined as a 51% change of control), Mr. Reedy will also receive compensation based on the EBITDA run rate of ConferencePlus at the time of sale based on the EBITDA for the trailing twelve months. Mr. Reedy’s compensation would equal 5% of the EBITDA run rate. The minimum compensation regardless of the actual EBITDA at the time of sale is $250,000. The compensation is capped at $1,250,000 even if a sale of the business occurs when the EBITDA run rate exceeds $25,000,000. Payment is conditional on Mr. Reedy remaining in his capacity as Chief Executive Officer, if desired by the acquirer, for a minimum of six months. The compensation would be paid six months after the change of control or until Mr. Reedy’s termination, whichever occurs first.

We do not currently have written policies and procedures with respect to the approval of related party transactions. Our practice with respect to related party transactions has been that all transactions between the Company and any related person will be approved by a majority of the members of the Board and by a majority of independent and disinterested directors. All proposed related party transactions are generally reported to senior management, who assist in gathering the relevant information about the transaction, and present the information to the Board or one of its committees. The Board then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of documents in our possession and on written representations from reporting persons, we believe that during fiscal 2008, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, except for John Clark, who filed a late Form 4 to report a July 31, 2007 forfeiture of restricted stock and Paul Dwyer, who filed a late Form 4 to report his spouse’s purchase of shares on March 4, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2008 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of our independent auditors.

During fiscal 2008, management documented, tested and evaluated internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Management and Ernst & Young kept the Audit Committee apprised of our progress. Management has provided the Audit Committee with a report on the effectiveness of internal controls.

The Audit Committee is governed by a charter. The Board of Directors has determined that the current members of the Audit Committee each qualify as an “audit committee financial expert” as defined by Item 401(h) of the Regulation S-K and that each of them is “independent” as the term is used in the Item 7(d)(3)(iv) of Schedule 14A under the Securities Act of 1934, as amended.

Respectfully Submitted By:

The Audit Committee
Eileen A. Kamerick (Chair)
Paul A. Dwyer
Roger L. Plummer

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PROPOSAL NO. 2: APPROVAL OF THE AMENDMENT TO THE WESTELL TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE EMPLOYEE STOCK PLAN BY 200,000 SHARES

The Board of Directors believes it is in the best interests of the Company to encourage stock ownership by employees of the Company. Accordingly, the Westell Technologies, Inc. Employee Stock Purchase Plan was initially adopted in 1995 and amended at the September 2004 Annual Meeting to authorize the sale to employees of up to an aggregate of 517,950 shares of Class A Common Stock issued under the plan. The Board of Directors has approved, subject to stockholder approval, amending the Employee Stock Purchase Plan to increase the aggregate number of shares of common stock available for sale to employees by 200,000 shares.

If our stockholders approve this amendment, an additional 200,000 shares will be available for purchase by eligible employees under the Employee Stock Purchase Plan. As of July 25, 2008, the Company had issued and employees had purchased 515,670 of the 517,950 shares authorized under the Employee Stock Purchase Plan, leaving only 2,280 shares available for issuance.

A summary of the principal features of the Employee Stock Purchase Plan provided below is qualified in its entirety by reference to the full text of the Employee Stock Purchase Plan that was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement. A copy of the Employee Stock Purchase Plan is available from the Company's Secretary at the address on the cover of this document.

Administration and Eligibility

The Employee Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to make rules and regulations governing the administration of the Employee Stock Purchase Plan. The Committee may delegate the administration of the Employee Stock Purchase Plan in accordance with the terms of the plan.

Substantially all full-time employees of the Company and designated subsidiaries are eligible to participate in the Employee Stock Purchase Plan, except that the following may be excluded at the discretion of the Committee: (i) employees whose customary employment is 20 hours or less per week; (ii) employees whose customary employment is for not more than 5 months per year; and (iii) employees who have not been employed for at least one year as of any enrollment date. As of July 25, 2008, approximately 440 employees were eligible to participate in the Employee Stock Purchase Plan.

Participation and Terms

An eligible employee may elect to participate in the Employee Stock Purchase Plan as of any Enrollment Date. "Enrollment Dates" occur on the first day of the offering period which is currently set at three-month intervals beginning on approximately January 1, April 1, July 1 and October 1. To participate in the Employee Stock Purchase Plan an employee must complete an enrollment and payroll deduction authorization form provided by the Company which indicates the amounts to be deducted from his or her salary and applied to the purchase of the shares on the Share Purchase Date (as hereinafter defined). The annual payroll deduction limitation is $10,000.

A payroll deduction account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee are credited to each such employee's respective payroll deduction account. On the last trading day of each offering period (the "Share Purchase Date"), the amount credited to each participating employee's payroll deduction account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price.

The purchase price for the shares purchased from the Company will be 85% of the average of the high and low reported sales prices of shares of Class A Common Stock as reported on the NASDAQ Global Select Market for the Share Purchase Date. If no sales of Class A Common Stock were reported on that date, the purchase price shall be such average price of the Class A Common Stock reported for the last preceding date on which sales of Class A Common Stock were so reported. The Purchase Price Shares purchased on the open market will be the weighted average price per share of all shares so purchased on the Share Purchase Date. Employees may purchase shares through the Employee Stock Purchase Plan only by payroll deductions.

Amendment and Termination

The Board of Directors of the Company may amend the Employee Stock Purchase Plan at any time, provided that if stockholder approval is required for the plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3 or Section 423 of the Internal Revenue Code (the "Code"), such amendment shall not be effective unless approved by the Company's stockholders within twelve months after the date of the adoption by the Board of Directors.

The Employee Stock Purchase Plan may be terminated by the Board of Directors at any time.

Federal Income Tax Consequences

The Employee Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code. As a result, an employee participant will pay no federal income tax upon enrolling in the Employee Stock Purchase Plan or upon purchase of the shares. A participant may recognize income and/or gain or loss upon the sale or other disposition of shares purchased under the plan, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period. The purchase of the shares may, in some cases, trigger employee participant liability for the alternative minimum tax.

If the participant sells or otherwise disposes of the shares within that two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the shares on the date of purchase over the purchase price and the Company will be entitled to a tax deduction for the same amount.

If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time in an amount equal to the lesser of (i) the excess of the market price of the shares on the first day of the offering period over the purchase price, or (ii) the excess of the market price of the shares at the time of disposition over the purchase price. The Company will not be entitled to any tax deduction with respect to shares purchased under the Employee Stock Purchase Plan if the shares are held for the requisite two-year period.

The employee may also recognize capital gain or loss at the time of disposition of the shares, either short-term or long-term, depending on the holding period for the shares.

Other Information

On July 25, 2008, the closing price of the Class A Common Stock was $0.81 per share.

Approval of the Employee Stock Purchase Plan by Stockholders

The affirmative vote of holders of a majority of the voting power, voting as a single class, of the Company that is represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Employee Stock Purchase Plan. Abstentions will count as votes against the proposal, but broker non-votes will have no effect.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE WESTELL TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN.

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PROPOSAL NO. 3: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2009 (“fiscal 2009”). The Board of Directors and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young. Although we are not required to do so, the Company believes that it is appropriate to request that stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal 2009. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING MARCH 31, 2009.

__________

Fees to the Company’s Auditors

Set forth below is a summary of certain fees paid to our independent auditors, Ernst & Young LLP, for services for the fiscal years 2008 and 2007.

	Fiscal 2008	Fiscal 2007

Audit Fees	$ 926,328	$ 858,500
Audit-Related Fees	45,000	59,700
Tax Fees	23,426	25,900
All Other Fees	--	--

Total	$ 994,754	$ 944,100

Audit Fees

Audit fees were for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Reports on Form 10-K and the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

The fiscal year 2008 audit-related fees were for professional services rendered in connection with issuing stand alone financial statements for a subsidiary and the implementation of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes.

The fiscal year 2007 audit-related fees were for professional services rendered in connection with responding to an SEC comment letter.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance and other tax consulting.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence and has determined that such services are compatible. The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst &

Young. The Committee will annually pre-approve services in specified accounting areas. The Committee also annually pre-approves the budget for annual generally accepted accounting principals (GAAP) and statutory audits.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal to be included in our proxy statement and presented at the 2009 Annual Meeting must be received at our executive offices, 750 North Commons Drive, Aurora, Illinois, 60504 no later than April 16, 2009 for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Stockholders wishing to nominate a director or bring a proposal before the 2009 Annual Meeting (but not include the proposal in our proxy statement) must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive offices in Aurora, Illinois, no later than 60 days prior to the Annual Meeting date, as well as comply with certain provisions of the Company’s bylaws. In order for a stockholder to nominate a candidate for director, such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholders meeting, the notice for such meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement.

FINANCIAL INFORMATION

The Company has furnished financial statements to stockholders in the 2008 form 10-K, which accompanies this Proxy Statement. In addition, the Company will promptly provide, without charge to any stockholder, on the request of such stockholder, an additional copy of the 2008 Form 10-K. Written requests for such copies should be directed to Westell Technologies, Inc., Attention: Amy Forster, Senior Vice President and Chief Financial Officer, 750 North Commons Drive, Aurora, Illinois, 60504; telephone number (630) 898-2500.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Amy T. Forster

Secretary

Date: July 29, 2008

PROXY	WESTELL TECHNOLOGIES, INC.	PROXY

This Proxy is solicited by the Board of Directors of Westell Technologies, Inc. for the Annual Meeting of Stockholders, on September 18, 2008, 10:00 a.m., local time, at the Hilton Lisle, 3003 Corporate West Drive, Lisle, IL 60532.

The undersigned hereby appoints John W. Seazholtz and Melvin J. Simon, and each of them proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all Class A Common Stock and/or Class B Common Stock held of record by the undersigned in Westell Technologies, Inc., upon all subjects that may properly come before the annual meeting, and at any adjournments thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holders on any other matter that may properly come before the meeting and any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the proxy statement for the annual meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted for proposals 1, 2 and 3.

(THIS PROXY IS CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

(Comments/Change of Address)

___________________________

___________________________

___________________________

___________________________

(This proxy is continued and to be signed on the reverse side.)             (If you have written in the above space, please mark the corresponding box on the reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

- FOLD AND DETACH HERE -

THE FOLLOWING MATTERS ARE PROPOSED BY THE BOARD OF DIRECTORS

1. ELECTION OF DIRECTORS:

Director Nominees:

John W. Seazholtz, Paul A. Dwyer, Eileen A. Kamerick, Robert C. Penny III, Roger L. Plummer, Melvin J. Simon

- - - - - - - - - - - - - - - - - - - - - - - - - - INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided

For Withhold [] [] For All All Except []

List nominee exceptions:

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be deemed to constitute direction to vote “for” each of the above proposals.

Please mark, sign, date and return the proxy card using the enclosed envelope.

2. Approval of the amendment to the Westell Technologies, Inc. Employee Stock Purchase Plan to increase the number of shares available under the Employee Stock Purchase Plan by 200,000 shares of Class A Common Stock.

For Against Abstain [] [] []
3. Ratification of Ernst & Young LLP as Auditors	For Against Abstain [] [] []

Comments/Change of Address ☐                Date ________________________, 2008

Signature(s) _________________________________

Signature(s) _________________________________

(NOTE: Please sign exactly as name appears on this Proxy. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)